Exhibit 13(b)
                                    FORM OF
                   DISTRIBUTION AND SHAREHOLDER SERVICING PLAN
                     SERVICE II SHARES OF JANUS ASPEN SERIES


     WHEREAS, Janus Aspen Series ("JAS") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of beneficial interest of JAS are currently divided into multiple series ("Portfolios"), each with one to three classes of shares, one of which is designated the "Service II Shares";

     WHEREAS, Janus Distributors, Inc. ("JDI") serves as the distributor of the Service II Shares (the "Distributor") pursuant to a Distribution Agreement dated September 13, 2001, as amended from time to time, between JDI and JAS; and

     NOW, THEREFORE, JAS hereby adopts with respect to the Service II Shares of each Portfolio offering such Shares, and the Distributor hereby agrees to the terms of, the Plan, in accordance with Rule 12b-1 under the Act on the following terms and conditions:

     1. JAS shall pay to the Distributor, as the distributor of the Service II Shares, a fee for distribution of the shares at the rate of up to 0.25% on an annualized basis of the average daily net assets of the Service II Shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

     2. The amount set forth in paragraph 1 of this Plan shall be paid for the Distributor's services as distributor of the Service II Shares in connection with any activities or expenses primarily intended to result in the sale of the Service II Shares, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers and other financial institutions and organizations (collectively, the "Service Providers") to obtain various distribution related and/or administrative services for the investors in the Service II Shares (contract owners in the case of insurance company separate accounts that invest in the Service II Shares or plan participants in the case of qualified plans that invest in the Service II Shares). These services may include, but are not limited to the following functions: printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to the Service II Shares to prospective and existing contract owners and plan participants; providing educational materials regarding the Service II Shares; providing facilities to answer questions from prospective and existing contract owners and plan participants about the Portfolios; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of Service II Shares; and assisting

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contract  owners  and plan  participants  in  completing  application  forms and selecting dividend and other accounts options; and providing contract owner or participant record keeping and administrative services. The Distributor is also authorized to engage directly in any activities relating to the purposes of this plan. In addition, this Plan hereby authorizes payment by JAS of the cost of preparing, printing and distributing prospectuses and statements of additional information relating to the Service II Shares to prospective investors and of implementing and operating the Plan. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

     3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of JAS and (b) those Trustees of JAS who are not "interested persons" of JAS (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     4. After approval as set forth in paragraph 3, this Plan shall take effect as of the date of execution. The Plan shall continue in full force and effect as to the Service II Shares of each Portfolio offering such Shares of JAS for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

     5. The Distributor shall provide to the Trustees of JAS, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     6. This Plan may be terminated as to the Service II Shares of any Portfolio of JAS at any time, without payment of any penalty, by vote of the Trustees of JAS, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of the Service II Shares of JAS.

     7. This Plan may not be amended to increase materially the amount of distribution fee provided for in paragraph 1 hereof for any Portfolio unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Service II Shares of that Portfolio and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

     8. While this Plan is in effect, the selection and nomination of Trustees who are not "interested persons" (as defined in the Act) of JAS shall be committed to the discretion of the Trustees who are not such interested persons.

     9. JAS shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this

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Plan, any such  agreement or any such report,  as the case may be, the first two years in an easily accessible place.

     IN  WITNESS  WHEREOF,  JAS,  on  behalf  of the  Service  II Shares of each
Portfolio   offering  such  Shares,  and  the  Distributor  have  executed  this
Distribution Plan as of October 18, 2001.


                                                JANUS ASPEN SERIES



                                                By:
                                                Name:  Thomas H. Bailey
                                                Title: President


                                                JANUS DISTRIBUTORS, INC.



                                                By:
                                                Name:  Kelley Abbott Howes
                                                Title: Vice President




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